Exhibit 10.3

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, restated, modified or otherwise supplemented from time to time, this “Agreement”) dated as of April 28, 2017 between SILICON VALLEY BANK, a California corporation (“Bank”), and, SAVARA INC. f/k/a MAST THERAPEUTICS, INC., a Delaware corporation (“Parent”) and ARAVAS INC. f/k/a SAVARA INC. a Delaware corporation (each a “Co-Borrower” and collectively “Co‑Borrowers”), provides the terms on which Bank shall lend to Co-Borrowers and Co-Borrowers shall repay Bank.  The parties agree as follows:

1ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP; provided, however, that any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a capital lease obligation under GAAP as in effect on the Closing Date shall not be treated as a capital lease obligation solely as a result of the adoption of changes in GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2LOAN AND TERMS OF PAYMENT

2.1Promise to Pay.  Co-Borrowers hereby unconditionally promise to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1Term Loans.

(a)Availability.  On the Effective Date, subject to the terms and conditions of this Agreement, Bank shall make one (1) term loan available to Co-Borrowers in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (the “Term A Loan”). Thereafter, subject to the terms and conditions of this Agreement, during the Draw Period, Co-Borrowers may request and Bank shall make one (1) term loan available to Co-Borrowers in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (the “Term B Loan” and, together with the Term A Loan, the “Term Loans”).

(b)Repayment.  The Term Loans shall be “interest only” during the Interest-Only Period, with interest due and payable on the first day of each month. Beginning on the Amortization Start Date, and continuing on the first day of each month thereafter, Co-Borrowers shall repay the Term Loans in equal monthly installments of principal plus interest (each, a “Term Loan Payment”) with a repayment schedule equal to (i) thirty (30) months if the Amortization Start Date is October 1, 2018 or (ii) twenty-four (24) months if the Amortization Start Date is April 1, 2019.  Co-Borrowers’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loans and the Final Payment.  Once repaid, the Term Loans may not be reborrowed.

(c)Prepayment.

(i)Voluntary. Co-Borrowers shall have the option to prepay in whole or in part, the Term Loans advanced by Bank under this Agreement, provided Co-Borrowers (a) delivers written notice to Bank of its election to prepay the Term Loans at least five (5) Business Days prior to such prepayment (which notice may be conditioned upon the consummation of another financing or other events) and (b) pays, on the date of such prepayment, (i) all outstanding principal of the Term Loans to be prepaid, plus accrued and unpaid interest thereon, (ii) the Final Payment in respect of the principal amount of the Term Loans being prepaid, (iii) the Prepayment Fee in respect of the principal amount of the Term Loans being prepaid and (iv) all other sums, if any, that shall have become due and payable hereunder in connection with the Term Loans.

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(ii)Involuntary. If the Term Loans are accelerated during the continuance of an Event of Default, Co-Borrowers shall immediately pay to Bank an amount equal to the sum of (a) all outstanding principal, plus accrued and unpaid interest with respect to the Term Loans, (b) the Final Payment, (c) the Prepayment Fee and (d) all other sums, if any, that shall have become due and payable hereunder in connection with the Term Loans.

2.2Intentionally Omitted.

2.3Payment of Interest on the Credit Extensions.

(a)Interest Rate.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a floating per annum rate equal to four and one quarter percentage points (4.25%) above the Prime Rate, which interest shall be payable monthly.

(b)Default Rate.  Upon the occurrence and during the continuance of an Event of Default, at Bank’s election, Obligations shall bear interest at a rate per annum which is five percentage points (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”).  Fees and expenses which are required to be paid by Co-Borrowers pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)Adjustment to Interest Rate.  Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)Payment; Interest Computation.  Interest is payable monthly on the first calendar day of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed.  In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.4Fees.  Co-Borrowers shall pay to Bank:

(a)Prepayment Fee.  The Prepayment Fee, when due hereunder pursuant to the terms of Section 2.1.1(c);

(b)Final Payment.  The Final Payment, when due hereunder; and

(c)Bank Expenses.  All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).

(d)Fees Fully Earned.  Unless otherwise provided in this Agreement or in a separate writing by Bank, Co-Borrowers shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder.  Bank may deduct amounts owing by Co-Borrowers under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(c).  Bank shall provide Co-Borrowers written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

2.5Payments; Application of Payments; Debit of Accounts.

(a)All payments (including prepayments) to be made by Co-Borrowers under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due.  Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied while an Event of Default exists.  If no Event of Default exists, Co-Borrowers shall have the right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Co-Borrowers to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)Bank may debit any of Co-Borrowers’ deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Co-Borrowers owe Bank when due.  These debits shall not constitute a set-off.

2.6Withholding.Payments received by Bank from Co-Borrowers under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto) other than branch profits taxes or any taxes imposed on or measured by Lender’s net income or franchise taxes (in lieu of net income taxes).  Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Co-Borrowers to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Co-Borrowers hereby covenant and agree that the amount due from Co-Borrowers with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Co-Borrowers shall pay the full amount withheld or deducted to the relevant Governmental Authority.  Co-Borrowers will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Co-Borrowers have made such withholding payment; provided, however, that Co-Borrowers need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Co-Borrowers.  The agreements and obligations of Co-Borrowers contained in this Section 2.6 shall survive the termination of this Agreement.

3CONDITIONS OF LOANS

3.1Conditions Precedent to the Effectiveness of This Agreement and the Initial Credit Extension.  The effectiveness of this Agreement as well as the Bank’s obligation to make the initial Credit Extension are subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)duly executed signatures to the Loan Documents;

(b)duly executed signatures to the Warrants;

(c)each Co-Borrower’s Operating Documents and long-form good standing certificates of each Co-Borrower certified by the Secretary of State (or equivalent agency) of such Co-Borrower’s jurisdiction of organization or formation and each jurisdiction in which such Co-Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)duly executed signatures to the completed Borrowing Resolutions for each Co-Borrower;

(e)the Denmark Share Pledge Documents;

(f)duly executed signature to a payoff letter from Hercules Capital, Inc. in respect of the Existing Indebtedness, together with all documents and agreements executed in connection therewith, shall have been terminated and all amounts thereunder shall have been paid in full;

(g)evidence that (i) the Liens securing the Existing Indebtedness will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will in connection with the initial Credit Extension, be terminated;

(h)certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(i)the Perfection Certificates of Co-Borrowers, together with the duly executed signatures thereto;

(j)evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(k)payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2Post-Closing Items.  The Co-Borrowers agree to the deliver the following items to Bank, on a best efforts basis, within forty-five (45) days after the date hereof:

(a)a landlord’s consent in favor of Bank for 900 S. Capital of Texas Hwy, Suite 150, Austin, TX 78746 by the respective landlord thereof, together with the duly executed original signatures thereto.

3.3Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)timely receipt of an executed Payment/Advance Form;

(b)duly executed original signatures to a Warrant to Purchase Stock (in form and substance substantially consistent with the Warrants delivered from Parent to Bank and Life Science Loans, LLC on the Effective Date) issued by Parent to each of Bank and Life Science Loans, LLC;

(c)the representations and warranties of Co-Borrowers in this Agreement shall be true and correct in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Co-Borrowers’ representation and warranty on that date that the representations and warranties in this Agreement remain true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date; and

(d)Bank determines to its satisfaction that there has not been a Material Adverse Change.

3.4Covenant to Deliver. Co-Borrowers agree to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension.  Co-Borrowers expressly agree that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Co-Borrowers’ obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

4CREATION OF SECURITY INTEREST

4.1Grant of Security Interest.  Co-Borrowers hereby grant Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Each Co-Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank.  Regardless of the terms of any Bank Services Agreement, Co-Borrowers agree that any amounts Co-Borrowers owe Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Co-Borrowers and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity and reimbursement obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations (other than inchoate indemnity or reimbursement obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Co-Borrowers, release its Liens in the Collateral and all rights therein shall revert to Co-Borrowers.  In the event (x) all Obligations (other than inchoate indemnity and reimbursement obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Co-Borrowers providing cash collateral reasonably acceptable to Bank in its good faith business judgment for Bank Services, if any.  In the event such Bank Services consist of outstanding Letters of Credit, Co-Borrowers shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its business judgment), to secure all of the Obligations relating  to such  Letters of Credit.

4.2Priority of Security Interest.  Subject in each case below to Permitted Liens that may have seniority over Bank’s Lien, Co-Borrowers represent, warrant, and covenant that the security interest granted herein is and shall at all times (subject to any periods for perfection expressly provided for in this Agreement) continue to be a first priority perfected security interest in the Collateral to the extent such security interest may be perfected by the filing of financing statements under the Uniform Commercial Code or control over deposit accounts.  If any Co-Borrower acquires a commercial tort claim, such Co-Borrower shall promptly notify Bank in a writing signed by Co-Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3Authorization to File Financing Statements.  Co-Borrowers hereby authorize Bank to file financing statements, without notice to Co-Borrowers, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5REPRESENTATIONS AND WARRANTIES

Each Co-Borrower represents and warrants as follows:

5.1Due Organization, Authorization; Power and Authority.  Co-Borrowers is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to be in good standing or qualified and licensed to do business could not reasonably be expected to have a material adverse effect on Co-Borrower’s business.  In connection with this Agreement, Co-Borrower has delivered to Bank completed certificate signed by Co-Borrower entitled “Perfection Certificate”.  Co-Borrower represents and warrants to Bank that (a) Co-Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Co-Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Co-Borrower’s organizational identification number or accurately states that Co-Borrower has none; (d) the Perfection Certificate accurately sets forth Co-Borrower’s place of business, or, if more than one, its chief executive office as well as Co-Borrower’s mailing addresses (if different than its chief executive office); (e) except as disclosed in the Perfection Certificate, Co-Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Co-Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Co-Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).

The execution, delivery and performance by Co-Borrower of the Loan Documents to which it is a party have been duly authorized by Co-Borrower, and do not (i) conflict with any of Co-Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable to Co-Borrower, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Co-Borrower or any of its Subsidiaries or any of their property or assets is bound, (iv) require on the part of Co-Borrower any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect, filings in connection with perfecting the security interest in the Collateral and filings under applicable securities laws in connection with the Warrants) or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Co-Borrower is bound.  Co-Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Co-Borrower’s business.

5.2Collateral.  Co-Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Co-Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith and which Co-Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, pursuant to the terms of Section 6.6(b).  The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as updated in the Quarterly Compliance Certificate delivered pursuant to Section 6.2(b).  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

Co-Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public and other non-material Intellectual Property licensed to Co-Borrower, and (c) material Intellectual Property licensed to Co-Borrower and noted on the Perfection Certificate.  Each Patent which it owns or purports to own and which is material to Co-Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Co-Borrowers own or purport to own and which is material to Co-Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To the best of Co-Borrower’s knowledge, no claim has been in made in writing that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Co-Borrower’s business.

5.3Intentionally Omitted.

5.4Litigation.  There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Co-Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Change.

5.5Financial Statements; Financial Condition.  All consolidated financial statements for Co-Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Co-Borrower’s consolidated financial condition and Co-Borrower’s consolidated results of operations as at their date or for the periods covered thereby.  There has not been any material deterioration in Co-Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6Solvency.  The fair salable value of Co-Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Co-Borrower’s liabilities; Co-Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Co-Borrower is able to pay its debts (including trade debts) as they mature.

5.7Regulatory Compliance.  Co-Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Co-Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Co-Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Co-Borrower’s or any of its Subsidiaries’ properties or assets has been used by Co-Borrower or any Subsidiary or, to the best of Co-Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Co-Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8Subsidiaries; Investments.  Co-Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9Tax Returns and Payments; Pension Contributions.  Co-Borrower has timely filed all required tax returns and reports, and Co-Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Co-Borrower except to the extent (i) the aggregate amount of such taxes, assessments, deposits and contributions does not exceed One Hundred Thousand Dollars ($100,000) or (ii) such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

To the extent Co-Borrower defers payment of any contested taxes, Co-Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”  Co-Borrower is unaware of any claims or adjustments proposed for any of Co-Borrower's prior tax years which could result in additional taxes becoming due and payable by Co-Borrower.  Co-Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Co-Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Co-Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.10Use of Proceeds.  Co-Borrower shall use the proceeds of the Credit Extensions solely as working capital, to pay off the Existing Indebtedness and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11Full Disclosure.  No written representation, warranty or other statement of Co-Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank and Co-Borrower’s filings with the SEC, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Co-Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Co-Borrower’s knowledge or awareness, to the “best of” Co-Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6AFFIRMATIVE COVENANTS

Co-Borrowers shall do all of the following:

6.1Government Compliance.

(a)Except as permitted by Section 7.1 or Section 7.3, maintain their and all their Subsidiaries’ legal existence and good standing (to the extent such concept is applicable) in their respective jurisdictions of formation and maintain their respective qualification in each jurisdiction (to the extent such concept is applicable) in which the failure to so qualify would reasonably be expected to have a material adverse effect on a Co-Borrower’s business or operations.  Each Co-Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b)Obtain all of the Governmental Approvals necessary for the performance by a Co-Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property.  Upon Bank’s request, Co-Borrowers shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2Financial Statements, Reports, Certificates.  Provide Bank with the following:

(a)Quarterly Financial Statements.  As soon as available, but no later than forty-five (45) days after the last day of each of the first three (3) quarters of Parent’s fiscal year, a company prepared consolidated balance sheet and income statement covering Parent’s consolidated operations for such quarter certified by a Responsible Officer and in a form reasonably acceptable to Bank (it being agreed that the form of such financial statements included in Parent’s Quarterly Report on Form 10-Q filed with the SEC is acceptable to Bank) (the “Quarterly Financial Statements”);

(b)Quarterly Compliance Certificate.  Within forty-five (45) days after the last day of each fiscal quarter, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such quarter or year, as applicable, Co-Borrowers were in full compliance with all of the terms and conditions of this Agreement;

(c)Annual Operating Budget and Financial Projections.  Within thirty (30) of being approved by Parent’s board of directors, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Parent, and (ii) annual financial projections for the following fiscal year (on a quarterly basis) as approved by Parent’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(d)Annual Audited Financial Statements.  As soon as available, but no later than one hundred eighty (180) days after the last day of Parent’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank (the “Annual Financial Statements”);

(e)Other Statements.  Within five (5) days of delivery, copies of all statements, reports and notices made available to all of each Co-Borrower’s security holders or to any holders of Subordinated Debt, in each case in their capacities as such;

(f)SEC Filings.  Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by such Co-Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC.  Documents required to be delivered pursuant to the terms of this Section 6.2 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such Co-Borrower posts such documents, or provides a link thereto, on such Co-Borrower’s website on the Internet at such Co-Borrower’s website address; provided, however, Co-Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;

(g)Legal Action Notice.  A prompt report of any legal actions pending or threatened in writing against a Co-Borrower or any of its Subsidiaries that could reasonably be expected to result in damages to a Co-Borrower or any of its Subsidiaries of, individually or in the aggregate, One Hundred Thousand Dollars ($100,000) or more; and

(h)Other Financial Information.  Other financial information reasonably requested by Bank.

6.3Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between a Co-Borrower and its Account Debtors shall follow such Co-Borrower’s customary practices as they exist at the Effective Date or as they may be changed in such Co-Borrower’s business judgment.

6.4Taxes; Pensions.  Timely file and require each of their Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of their Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by a Co-Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof and taxes with respect to which the amount does not exceed the amount set forth in Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such tax payments.  Pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5Insurance.

(a)Keep their business and the Collateral insured for risks and in amounts standard for companies in Co-Borrowers’ industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Co-Borrowers, and in amounts that are customary for companies in Co-Borrowers’ industry and location.  All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee.  All liability policies shall show, or have endorsements showing, Bank as an additional insured.  Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b)Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to One Hundred Thousand Dollars ($100,000.00) with respect to any loss, but not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate for all losses under all casualty policies in any one (1) year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i)

shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

6.6Operating Accounts.

(a)Maintain their primary and their Domestic Subsidiaries’ primary operating and other deposit accounts and securities accounts with Bank and Bank’s Affiliates which accounts shall represent at least eighty percent (80%) of the dollar value of Co-Borrowers’ and such Domestic Subsidiaries accounts at all financial institutions. Savara Denmark may maintain accounts in Denmark outside of Bank and Bank’s affiliates so long as the aggregate balances in such accounts does not exceed One Million Dollars ($1,000,000) other than for any three (3) day period where the balances in such accounts may be in an amount not to exceed Five Million Dollars ($5,000,000), provided further that such amounts are within three (3) days used to fund clinical development.

(b)Provide Bank five (5) days prior written notice before Co-Borrowers establish any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates.  For each Collateral Account that a Co-Borrower at any time maintains, such Co-Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Co-Borrower’s employees and identified to Bank by such Co-Borrower as such.

6.7Intentionally Omitted.

6.8Protection of Intellectual Property Rights.

(a)(i) Protect, defend and maintain the validity and enforceability of its Intellectual Property that has any material value; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property that has any material value; and (iii) not allow any Intellectual Property material to a Co-Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)Provide written notice to Bank concurrently with the required delivery of a Compliance Certificate pursuant to Section 6.2, of entering or becoming bound by any Restricted License (other than commercial off-the-shelf technology license agreements or other similar agreements that are commercially available to the public).  Co-Borrowers shall take such commercially reasonable steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Co-Borrowers and their officers, employees and agents and Co-Borrowers' books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to a Co-Borrower.

6.10Access to Collateral; Books and Records.  Allow Bank, or its agents, to inspect the Collateral and audit and copy any Co-Borrower’s Books.  Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary.  The foregoing inspections and audits shall be at Co-Borrowers’ expense, and the charge therefor shall be One Thousand Dollars ($1,000) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.  In the event a Co-Borrower and Bank schedule an audit more than ten (10) days in advance, and such Co-Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), such Co-Borrower shall pay Bank a fee of One Thousand Dollars ($1,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.11Formation or Acquisition of Subsidiaries.  Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that a Co-Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, such Co-Borrower shall (a) cause such new Domestic Subsidiary to provide to Bank a joinder to the Loan Agreement to cause such Domestic Subsidiary to become a Co-Borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the Collateral of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary (or sixty five percent (65%) thereof for any Subsidiary that is a Foreign Subsidiary or FSHCO), in form and substance reasonably satisfactory to Bank, and (c) provide to Bank all other documentation reasonably requested by Bank in form and substance reasonably satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.  For the avoidance of doubt, the foregoing provisions of this Section shall not apply to any of the Co-Borrowers’ existing Subsidiaries in existence as of the date hereof.

6.12Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Upon Bank’s request, deliver to Bank, within five (5) days after such request, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on the operations of Co-Borrowers or any of their Subsidiaries.

7NEGATIVE COVENANTS

No Co-Borrower shall not do any of the following without Bank’s prior written consent:

7.1Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn‑out, surplus or obsolete Equipment that is, in the reasonable judgment of Co-Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Co-Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) Transfers not to exceed One Hundred Thousand ($100,000) in the aggregate in any fiscal year; (e) consisting of Co-Borrower’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of non-exclusive licenses for the use of the property of Co-Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; (g) the surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights, obligations of customers or suppliers or other litigation claims in the ordinary course of business; (h) the abandonment of Intellectual Property that is, in the reasonable judgment of the Co-Borrower, no longer economically practicable or commercially desirable to maintain or that is not material to the conduct of the business of Co-Borrower and its Subsidiaries; and (i) Transfers permitted by Section 7.3, Section 7.7 or Section 7.11.

7.2Changes in Business, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by each Co-Borrower and such Subsidiary, as applicable, or reasonably related thereto or constituting a reasonable extension thereof; (b) liquidate or dissolve; or (c)  permit or suffer any Change in Control.

Co-Borrower shall not, without at least ten (10) days prior written notice to Bank (or such shorter period as may be agreed by Bank): (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Fifty Thousand Dollars ($50,000) in Co-Borrower’s assets or property) or deliver any portion of the Collateral (other than movable items of personal property such as laptop computers) valued, individually or in the aggregate, in excess of Fifty Thousand Dollars ($50,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If Co-Borrower intends to deliver any portion of the Collateral (other than movable items of personal property such as laptop computers) valued, individually or in the aggregate, in excess of Fifty Thousand Dollars ($50,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Co-Borrower intends to deliver the Collateral, then Co-Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank.

7.3Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary) other than a Permitted Investment.  Notwithstanding the foregoing, a Subsidiary may merge or consolidate into another Subsidiary or into Co-Borrower.

7.4Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5Encumbrance.  (a) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, in each case except for Permitted Liens and Transfers permitted by Section 7.01, (b) permit any Collateral not to be subject to the first priority security interest granted herein (to the extent the perfection of such security interests is required by this Agreement), or (c) enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Co-Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Co-Borrower’s or any Subsidiary’s Intellectual Property, except (i) as is otherwise permitted in Section 7.1 hereof, (ii) as permitted by the definition of Permitted Liens”, (iii) restrictions in merger or acquisition agreements, provided that such covenants do not prohibit Borrower from granting a security interest in such Borrower’s property in favor of Bank and provided further that the counter-parties to such covenants are not permitted to receive a security interest in Borrower’s property  and (iv) customary provisions in contracts and licenses prohibiting the assignment thereof.

7.6Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock of a Co-Borrower other than Permitted Distributions; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so other than Permitted Investments.

7.8Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Co-Borrower, except for (a) transactions that are in the ordinary course of Co-Borrower’s business, upon fair and reasonable terms that are no less favorable to Co-Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) Permitted Distributions and (c) Permitted Investments.

7.9Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or upon the conversion of any such Subordinated Debt into equity securities of any Co-Borrower (and cash in lieu of fractional shares), or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.

7.10Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction as defined in ERISA, or (c) comply with the Federal Labor Standards Act, the failure of any of the conditions in clauses (a) through (c) which could reasonably be expected to have a material adverse effect on Co-Borrower’s business, or violate any other law or regulation, if the violation could reasonably be expected to have a materials adverse effect on Co-Borrower’s business or permit any Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Co-Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.11Assets in Foreign Subsidiaries. (i) Transfer to, or permit Savara Denmark to hold or maintain, at any time tangible assets of an aggregate value in excess of Five Million Dollars ($5,000,000). (ii) Transfer to, or permit Foreign Subsidiaries that are not Savara Denmark to hold or maintain, at any time tangible assets of an aggregate value in excess of One Hundred Thousand Dollars ($100,000). (iii) Transfer to, or permit Domestic Subsidiaries, that are not Co-Borrowers, to hold or maintain, at any time tangible assets of an aggregate value in excess of One Hundred Thousand Dollars ($100,000).

8EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1Payment Default.  Co-Borrowers fail to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2Covenant Default.

(a)Co-Borrowers fail or neglect to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.8(b), 6.10, 6.11, 6.12 or violate any covenant in Section 7; or

(b)Co-Borrowers fail or neglect to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, have failed to cure the default within ten (10) Business Days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) Business Day period or cannot after diligent attempts by Co-Borrowers be cured within such ten (10) Business Day period, and such default is likely to be cured within a reasonable time, then Co-Borrowers shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, any covenants set forth in clause (a) above;

8.3Material Adverse Change.  A Material Adverse Change occurs;

8.4Attachment; Levy; Restraint on Business.

(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of a Co-Borrower or of any entity under the control of a Co-Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of a Co-Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b)(i) any material portion of a Co-Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents a Co-Borrower from conducting all or any material part of its business;

8.5Insolvency.  (a) A Co-Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; a Co-Borrower or any of its Subsidiaries fails to be solvent as described under Section 5.6 hereof; (b) a Co-Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Co-Borrower or any of its Subsidiaries and is not dismissed or stayed within forty five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6Other Agreements.  There is, under any agreement to which a Co-Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Hundred Thousand Dollars ($100,000); or (b) any breach or default by a Co-Borrower or Guarantor, the result of which could have a material adverse effect on a Co-Borrower’s or any Guarantor’s business;

8.7Judgments; Penalties.  One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against a Co-Borrower by any Governmental Authority, and the same are not, within fifteen (15) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8Misrepresentations.  A Co-Borrower or any Person acting for a Co-Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9Subordinated Debt.  Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect (other than pursuant to its terms), any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.10Guaranty.  (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.

9BANK’S RIGHTS AND REMEDIES

9.1Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a)declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)stop advancing money or extending credit for Co-Borrowers’ benefit under this Agreement or under any other agreement between Co-Borrowers and Bank;

(c)for any letters of credit demand that any Co-Borrower (i) deposit cash with Bank in an amount equal to at least one hundred ten percent (110%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and such Co-Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)terminate any FX Contracts;

(e)verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing a Co-Borrower money of Bank’s security interest in such funds;

(f)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Co-Borrowers shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred.  Each Co-Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)apply to the Obligations any (i) balances and deposits of a Co-Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of a Co-Borrower;

(h)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, a Co-Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Co-Borrowers’ rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)demand and receive possession of a Co-Borrower’s Books; and

(k)exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2Power of Attorney.  Each Co-Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable only upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Co-Borrower’s name on any checks or other forms of payment or security; (b) sign Co-Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Co-Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Each Co-Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Co-Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been made) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder.  Bank’s foregoing appointment as each Co-Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been made) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3Protective Payments.  If a Co-Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which such Co-Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Bank will make reasonable efforts to provide Co-Borrowers with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from Co-Borrowers account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations.  Bank shall pay any surplus to Co-Borrowers by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Co-Borrowers shall remain liable to Bank for any deficiency.  If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Co-Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.6No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Co-Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7Demand Waiver.  To the extent permitted by applicable law, each Co-Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which such Co-Borrower is liable.

9.8Co‑Borrower Liability.  Either Co Borrower may, acting singly, request Advances hereunder.  Each Co Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Advances hereunder.  Each Co Borrower hereunder shall be jointly and severally obligated to repay all Advances made hereunder, regardless of which Co Borrower actually receives said Advance, as if each Co Borrower hereunder directly received all Advances.  Each Co Borrower waives, to the extent permitted by applicable law, (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any Co Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Bank may exercise or not exercise any right or remedy it has against any Co Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Co Borrower’s liability.  Notwithstanding any other provision of this Agreement or other related document, each Co Borrower irrevocably waives, to the extent permitted by applicable law, all rights that it may have at law or in equity to seek contribution, indemnification or any other form of reimbursement from any other Co Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Co Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Co Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Co Borrower in contravention of this Section, such Co Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

10NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or Co-Borrowers may change their mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Co-Borrowers:	SAVARA INC., on behalf of all Co-Borrowers 900 S. Capital of Texas Hwy; Suite 150 Austin, TX 78746 Attn: David Lowrance, CFO Email: dave.lowrance@savarapharma.com
If to Bank:	Silicon Valley Bank 4370 La Jolla Village Drive, Suite 1050 San Diego, CA 92122 Attn: Igor DaCruz, Vice President Email: IDaCruz@svb.com

11CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law.  Co-Borrowers and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Each Co-Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Co-Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Each Co-Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Co-Borrower at the address set forth in, or subsequently provided by such Co-Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Co-Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE EXTENT PERMITTED BY LAW, EACH CO-BORROWER AND BANK WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12GENERAL PROVISIONS

12.1Termination Prior to Term Loan Maturity Date; Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been made) have been satisfied.  So long as Co-Borrowers have satisfied their Obligations (other than inchoate indemnity and reimbursement obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date by Co-Borrowers, effective three (3) Business Days after written notice of termination is given to Bank.  Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  No Co-Borrower may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Co-Borrowers, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrants, as to which assignment, transfer and other such actions are governed by the terms thereof).

12.3Indemnification.  Co-Borrowers agree to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against:  (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Co-Borrowers (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.5Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.7Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, that any prospective transferee or purchaser shall have entered into an agreement containing provisions substantially the same as those in this Section); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Co-Borrowers.  The provisions of the immediately preceding sentence shall survive termination of this Agreement.

12.10Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Co-Borrowers and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13DEFINITIONS

13.1Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Co-Borrowers.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Amortization Start Date” is the first day of the month immediately following the end of the Interest-Only Period.

“Authorized Signer” is any individual listed in a Co-Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Advance request, on behalf of Co-Borrowers.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Co-Borrowers or any Guarantor.

“Bank Services”  are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Co-Borrowers or any of their Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Co-Borrower(s)” is defined in the preamble hereof.

“Co-Borrower’s Books” are all of a Co-Borrower’s books and records including ledgers, federal and state tax returns, records regarding such Co-Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit D.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; (d) savings accounts and demand deposit accounts; (e) money market funds at least ninety-five percent (95.0%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition; and (f) U.S. dollars, British pounds, euros or the national currency of any member state in the European Union, or any other currencies held from time to time in the ordinary course of business

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)‑5 under the Exchange Act), directly or indirectly, of thirty-five percent (35%) or more of the ordinary voting power for the election of directors of a Co-Borrower (determined on a fully diluted basis) other than by the sale of a Co-Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as such Co-Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; or (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of a Co-Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (c) at any time, a Co-Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) (except for director’s qualifying shares as required by the laws of such foreign jurisdiction) of each class of outstanding capital stock of each subsidiary of such Co-Borrower free and clear of all Liens (except Liens created by this Agreement).

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Co-Borrowers described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any Indebtedness, capital lease, dividend or letter of credit of another Person such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices (each a “Swap Agreement”); but “Contingent Obligation” does not include endorsements, warranties or indemnities in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which a Co-Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Co-Borrower maintains a Securities Account or a Commodity Account, such Co-Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Term Loan by Bank for Co-Borrowers’ benefit.

“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.

“Default Rate” is defined in Section 2.3(b).

“Denmark Share Pledge Documents” means the following documents all duly executed on or prior to the Effective Date: a share pledge agreement regarding the shares in Savara Denmark along with a letter of notification (in the form set out in the share pledge agreement), a letter of confirmation (in the form set out in the share pledge agreement), a copy of the shareholders’ register of Savara Denmark showing the recording of the pledge in a form satisfactory to the Bank, and a legal opinion by LETT Law Firm P/S as to the enforceability of these documents.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the multicurrency account denominated in Dollars, account number ending in xxxxx9702, maintained by a Co-Borrower with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia, but excluding any FSHCO and any subsidiary of a Foreign Subsidiary.

“Draw Period” is the period of time commencing on the date Co-Borrowers achieve the Draw Period Milestone and ending on the earlier of (x) June 30, 2017 or (y) the occurrence of an Event of Default; provided, however, that the Draw Period shall not commence if on the date of the occurrence of the Draw Period Milestone an Event of Default has occurred and is continuing.

“Draw Period Milestone” is the receipt (or in the case of a grant, the expected receipt) by Co-Borrowers of net cash proceeds of not less than Forty Million Dollars ($40,000,000), in the aggregate, from a secondary offering, PIPE or ATM partnerships, and/or a grant which shall be received no later than twelve (12) months after the awarding of such grant.

“Effective Date” is the date on which all of the conditions precedent, as outlined in Section 3.1, have been satsified.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” is the indebtedness of Co-Borrowers to Hercules Capital, Inc. in the aggregate outstanding amount as of the Effective Date of approximately Three Million Six Hundred Sixty-Three Thousand Five Hundred Sixty and 15/100 Dollars ($3,663,560.15) pursuant to that certain Loan and Security Agreement, dated as of August 11, 2015, entered into by and among Co-Borrowers (f/k/a Mast Therapeutics, Inc.), the lenders party thereto and Hercules Capital, Inc., as administrative agent, as amended.

“Final Payment” is a payment (in addition to and not a substitution for the regularly monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Term Loan Maturity Date, (b) the acceleration of any Term Loan, or (c) the prepayment of a Term Loan, equal to the original principal amount of such Term Loan multiplied by the Final Payment Percentage.

“Final Payment Percentage” is six percent (6.00%).

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary organized under the laws of any jurisdiction other than the laws of the United States or any state or territory thereof or the District of Columbia.

“FSHCO” means any Domestic Subsidiary if substantially all of its assets (whether held directly or through other Subsidiaries) consist of the Equity Interests or Indebtedness of one or more Foreign Subsidiaries.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Co-Borrowers which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between a Co-Borrower and Bank under which Co-Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Bank.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations. Notwithstanding the foregoing, the capital lease reflected on a Co-Borrower’s balance sheet as of December 31, 2016 that is part of a research and development contract (and any similar arrangement entered into by a Co-Borrower or any of its Subsidiaries in the future) shall not constitute Indebtedness.

“Indemnified Person” is defined in Section 12.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, means all of such Person’s right, title, and interest in and to the following owned by such Person:

(a)its Copyrights, Trademarks and Patents;

(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)any and all source code;

(d)any and all design rights which may be available to such Person;

(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest-Only Period” means the period commencing on the Effective Date and continuing through September 30, 2018; provided that, if Co-Borrowers request and Bank funds the Term B Loan, the Interest-Only Period shall automatically be extended through March 31, 2019.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of a Co-Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of a Co-Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Warrants, the Denmark Share Pledge Documents, any subordination agreement, any note, or notes or guaranties executed by a Co-Borrower or any Guarantor, and any other present or future agreement by a Co-Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of a Co-Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Obligations” are Co-Borrowers’ obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Prepayment Fee, the Final Payment and other amounts Co-Borrowers owe Bank now or later, whether under this Agreement, the other Loan Documents (other than the Warrants), or otherwise (other than the Warrants), including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Co-Borrowers assigned to Bank, and to perform Co-Borrowers’ duties under the Loan Documents (other than the Warrants).

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit C.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Distributions” means:

(a)purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements, so long as an Event of Default does not exist and would not exist after the purchase;

(b)distributions or dividends consisting solely of Borrower's capital stock or rights under any stockholder rights plan;

(c)purchases for value of any rights distributed in connection with any stockholder rights plan adopted by Borrower;

(d)purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year;

(e)repurchases or acquisitions of capital stock or options to acquire capital stock of Borrower in connection with the exercise of stock options or warrants or stock appreciation rights by way of cashless exercise or the vesting of restricted stock or restricted units, or in connection with the satisfaction of withholding tax obligations;

(f)conversions of convertible securities (including options, warrants and convertible notes) into other securities pursuant to their terms or otherwise in exchange therefor;

(g)the issuance of cash in lieu of fractional shares;

(h)other payments, distributions, redemptions, retirements or purchases;

provided that the total amount of distributions comprised of (a), (c) and (h) above do not exceed One Hundred Thousand Dollars ($100,000) in an aggregate amount in a fiscal year.

“Permitted Indebtedness” is:

(a)Co-Borrowers’ Indebtedness to Bank under this Agreement and the other Loan Documents or in respect of Bank Services;

(b)Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)Subordinated Debt;

(d)(i) unsecured Indebtedness to trade creditors incurred in the ordinary course of business and (ii) unsecured intercompany payables incurred in the ordinary course of business that constitute Permitted Investments;

(e)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g)Unsecured Indebtedness arising from customary cash management and treasury services, employee credit card programs and the honoring of a check, draft or similar instrument against insufficient funds or from the endorsement of instruments for collection, in each case, in the ordinary course of business;

(h)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, not to exceed an aggregate amount outstanding at any time of Fifty Thousand Dollars ($50,000.00);

(i)unsecured Indebtedness in an aggregate amount at any time outstanding not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00);

(j)Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Company or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(k)Indebtedness of a Subsidiary constituting a Permitted Investment under clause (g) or clause (h) of the definition of Permitted Investments; and

(l)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon a Co-Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b)Investments consisting of Cash Equivalents and (ii) any Investments permitted by a Co-Borrower’s investment policy, as amended from time to time, provided that, solely for purposes of this Agreement, such investment policy (and any such amendment thereto) has been approved in writing by Bank (which investment policy existing on the Effective Date and provided to Bank is hereby approved);

(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of a Co-Borrower;

(d)Investments consisting of deposit accounts or securities accounts; provided that in the case of a deposit or securities account held by a Co-Borrower’s Bank has a perfected security interest in such account to the extent required by Section 6.6;

(e)Investments accepted in connection with Transfers permitted by Section 7.1;

(f)Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(g)Investments by (i) a Co-Borrower in Savara Denmark not to exceed Thirteen Million Dollars ($13,000,000) in the aggregate in any fiscal year and (ii) by Savara Denmark in its own Subsidiaries; provided that all such Investments are related to clinical development and associated G&A expense;

(h)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Co-Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by such Co-Borrower’s Board of Directors;

(i)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (k) shall not apply to Investments of a Co-Borrower in any Subsidiary; and

(k)Investments not exceeding Two Hundred Fifty Thousand  Dollars ($250,000.00) in the aggregate outstanding at any time;

“Permitted Liens” are:

(a)Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which a Co-Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)purchase money Liens or capital leases (i) on Equipment and related software (together with any improvements, additions and accessions to such Equipment and the proceeds of the Equipment) acquired or held by a Co-Borrower incurred for financing the acquisition of the Equipment (and related software) securing no more than One Hundred Thousand Dollars ($100,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment (including any related software) when acquired, if the Lien is confined to the property and improvements, additions and accessions to such Equipment and the proceeds of the Equipment;

(d)(i) Liens of carriers, warehousemen, suppliers, landlords or similar Liens arising in the ordinary course of business and (ii) Liens of other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000), and in the case of clauses (i) and (ii) secure liabilities which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)leases or subleases of real property granted in the ordinary course of a Co-Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of a Co-Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h)(i) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; and (ii) intracompany non-exclusive licenses of Intellectual Property in the ordinary course of business;

(i)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j)Liens securing any overdraft and related liabilities arising from treasury, depository or cash management services or automated clearing house transfer of funds;

(k)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(l)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of a Co-Borrower or any Subsidiary;

(m)Liens representing the interest or title of a lessor, licensor, sublicensor or sublessor, provided such lease, sublease, license or sublicense is permitted hereunder;

(n)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(o)Liens in favor of other financial institutions arising in connection with a Co-Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts held by a Co-Borrower to the extent required by Section 6.6.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” is, with respect to any Term Loan subject to prepayment prior to the Term Loan Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to Bank in an amount equal to: (i) for a prepayment made on or after the Effective Date through and including the first anniversary of the Effective Date, three percent (3.00%) of the principal amount of the Term Loans prepaid; (ii) for a prepayment made after the date which is the first anniversary of the Effective Date through and including the second anniversary of the Effective Date, two percent (2.00%) of the principal amount of the Term Loans prepaid and (iii) for a prepayment made after the date which is the second anniversary of the Effective Date and before the Term Loan Maturity Date, one percent (1.00%) of the principal amount of the Term Loans prepaid.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Quarterly Financial Statements” is defined in Section 6.2(a).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of a Co-Borrower.

“Restricted License” is any material license or other material agreement with respect to which a Co-Borrower is the licensee other than any commercial off-the-shelf licenses or similar agreements that are commercially available to the public) (a) that validly prohibits or otherwise restricts a Co-Borrower from granting a security interest in such Co-Borrower’s interest in such license or agreement or any property subject to such license or agreement, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Savara Denmark” is Savara ApS, an entity organized under the laws of Denmark.

“SEC” shall mean the Securities and Exchange Commission and any successor thereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by a Co-Borrower subordinated to all of such Co-Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Bank entered into between Bank and the other creditor), on terms reasonably acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Co-Borrower.

“Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.1(a) hereof.

“Term A Loan” is a loan made by Bank pursuant to the terms of Section 2.1.1(a) hereof.

“Term B Loan” is a loan made by Bank pursuant to the terms of Section 2.1.1(a) hereof.

“Term Loan Maturity Date” is March 1, 2021.

“Term Loan Payment” is defined in Section 2.1.1(b).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Co-Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Warrants” are those certain Warrants to Purchase Stock dated as of the Effective Date, or any date theretofore or thereafter, issued by Parent in favor of Bank and Life Science Loans, LLC.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

CO-BORROWERS:

ARAVAS INC.

By:	/s/ Dave Lowrance
Name:	Dave Lowrance
Title:	Chief Financial Officer

SAVARA INC.

By:	/s/ Dave Lowrance
Name:	Dave Lowrance
Title:	Chief Financial Officer

BANK:

SILICON VALLEY BANK

By:	/s/ Igor DaCruz
Name:	Igor DaCruz
Title:	Vice President

[Signature Page to Loan and Security Agreement]

EXHIBIT A

COLLATERAL DESCRIPTION

The Collateral consists of all of Co-Borrowers’ right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Co-Borrowers’ Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following: (a) Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property; provided that if a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of a Co-Borrower that are proceeds of the Intellectual Property; (b) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by a Co-Borrower of any Foreign Subsidiary or FSHCO which shares entitle the holder thereof to vote for directors or any other matter; (c) any intent-to-use trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise; (d) any interest of a Co-Borrower as a lessee or sublessee under a real property lease; (e) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); or (f) any interest of a Co-Borrower as a lessee under an Equipment lease if a Co-Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by such Co-Borrower or Bank.